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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
                    Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                                                Commission File Number 001-13969

                               Weeks Realty, L.P.
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             (Exact name of registrant as specified in its charter)

                                 4497 Park Drive
                             Norcross, Georgia 30093
                                 (770) 717-3221
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        6.875% Notes due March 15, 2005
                        7.375% Notes due August 1, 2007
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [x]   Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(1)(ii) [ ]   Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(2)(ii) [ ]
            Rule 12g-4(a)(2)(ii) [ ]   Rule 15d-6           [ ]
            Rule 12h-3(b)(1)(i)  [x]

      Approximate number of holders of record as of the certification or notice date: 0

      Pursuant to the requirements of the Securities Exchange Act of 1934 Duke-Weeks Realty Limited Partnership, the partnership into which Weeks Realty, L.P. was merged, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                         DUKE-WEEKS REALTY LIMITED PARTNERSHIP


DATE: July 12, 1999                      BY: /s/ David P. Stockert
                                             ------------------------------
                                             Name: David P. Stockert
                                             Title: Executive Vice President --
                                                    Strategic Planning and
                                                    Capital Markets